EXHIBIT 5


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            LEGAL DEPARTMENT                    MAGIC
                                           www.magicsoftware.com
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                                March 8th , 2004


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

               Re:    Magic Software Enterprises Ltd.
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Ladies and Gentlemen:

        As counsel for Magic Software Enterprises Ltd., an Israeli company (the "Company"), I have reviewed the Company's 2000 Employee Stock Option Plan, as amended, (the "Plan"), and the authorization to issue up to 1,000,000 additional Ordinary Shares, par value NIS 0.1 per share, of the Company (the "Shares") upon exercise of options under the Plan.

        I have also examined originals, or copies certified or otherwise identified to my satisfaction, of such corporate records and such other documents, as I have deemed relevant as a basis for my opinion hereinafter expressed.

        Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized for issuance and, when paid for in accordance with the terms of the Plan, the options granted thereunder will be legally issued, fully paid and non-assessable.

        I hereby consent to the filing of this opinion as an exhibit to the Company's Form S-8 Registration Statement relating to the Plan.


                                    Very truly yours,

                                    /s/ Amit Birk

                                    Amit Birk, Adv.


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Magic Software Enterprises Ltd.
5 HaPlada Street, Or-Yehuda 60218 Israel
Tel: (972-3) 538-9292 Fax: (972-3) 538-9393



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